EXHIBIT 99.4

The Quantum Group, Inc.   sm

         healthcare solutions for a new generation SM

3460 fairlane farms road, suite 4 ♦  wellington, florida  33414  ♦   561.798.9800 (office)  ♦   561.296.3456 (fax)

FOR IMMEDIATE RELEASE 09/29/2005:

QUANTUM MEDICAL TECHNOLOGIES EXECUTES AGREEMENT TO BUY BIOCARD PRODUCT

WELLINGTON, Fla. (September 29, 2005) —The Quantum Group, Inc. (OTCBB: QTUM) announced today that its subsidiary, Quantum Medical Technologies, Inc. (QMT), has executed a final purchase agreement with Biocard Corporation of Miami, Florida to acquire its Biocard (SM) and Biorecord (SM) products. The purchase includes all source codes, trademarks and service marks for both Biocard and Biorecord, manuals, marketing materials, websites (www.biocard.com and www.biorecord.com) and all intellectual property accrued by Biocard during its more than 10 year development of both the Biocard and Biorecord products. The arrangement provides QMT with an additional platform that will also enhance its QMed Select(SM) medical information system and interconnect the Physicians with their Patients and Payors by utilizing its Cybernaptic(SM) solutions.

QTUM President and CEO, Noel J. Guillama, commented, “All parties involved are energized by the completion of this agreement.  The healthcare industry is highly fragmented, and we believe that in order to make a significant impact on the future of this industry and to bring about positive change, a multi-faceted and all-encompassing approach must be taken.”  Guillama continued, “With the addition of Biocard and Biorecord to QMT, we have taken another major step toward fulfilling the mission of the Company – connecting all the touch points within the healthcare industry.  Additionally, the Company is positioning itself as the total interconnectivity solutions provider for the healthcare industry.”

In a meeting with company stakeholders, Guillama explained that in order to impart this significant impact on the industry, one must first recognize the inherent flaws in the existing healthcare system.  He went on to emphasize that studies have found that today we spend $300 billion in healthcare paperwork, and another $300 billion in care that is unnecessary, inappropriate, ineffective or inefficient.  He also stated that the U.S. healthcare system is not alone in healthcare IT challenges or in finding much sought after solutions. The Company is in discussions with other companies on four continents regarding partnerships, joint ventures and/or acquisitions to bring the best products to market here in the U.S., as well as other countries that are also seeking solutions for an aging population.

At the conclusion of his meeting, Mr. Guillama stated that the Biocard system will, when redesigned and deployed, empower patients to keep all their medical information in one central secure location – so that any Physician, when granted permission by their patient, can access the complete medical history of that patient on a real-time basis.  Thus the process to develop a true Personal Health Record (PHR) will begin and Physicians can more accurately diagnose conditions or illnesses, and more importantly provide more effective care for chronic diseases.

QTUM believes it is uniquely positioned through the extensive experience of its staff in health management and managed care operations, as well as through its network of affiliated Physicians and ancillary Providers, to effectively bring the best product to market.

A report by Forrester Research of Cambridge, Mass., predicts electronic health record (EHR/EMR) sales to physician practices will increase from $816 million in 2003 to $1.4 billion in 2008, and spending will more than double among small physician practices, from $366 million to $829 million.

The Quantum Group, Inc. (QTUM) is a Wellington, Florida-based healthcare company, providing outsourcing, technology-based solutions, government compliance, education, policy consulting and venture management to the healthcare industry. Quantum is currently involved in: outsourcing for physicians, managed care organizations, healthcare facilities, and physician associations; and providing leading-edge healthcare services to consumers.  The Quantum Group – “healthcare solutions for a new generation.”SM

Quantum Medical Technologies (QMT) is a subsidiary of The Quantum Group, Inc. which provides and develops new technologies for the healthcare industry to create a more effective and responsive healthcare system, and provides leading edge healthcare services to consumers.  The QMT team has spent 4 years in the development of technology systems and currently has in development, three patent-pending business processes.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-K, 10-Q, S-8 and 8-K filings, that may cause actual results to materially differ from projections. Although the company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses and operations; there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the company's ability to execute properly its new business model, to raise additional capital to implement new business model, the ability to attract and retain personnel, and the inherent risk associated with a diversified business to achieve positive cash flow. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

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Media Contact:
Danielle Amodio
Corporate Communications Officer
The Quantum Group, Inc.
561.798.9800